Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013 (except for Note 13, as to which the date is October 30, 2013),  with respect to the financial statements of Trevena, Inc. included in the Registration Statement (Form S-1 No. 333-191643) and related Prospectus for the registration of its shares of common stock, as incorporated by reference in this  Registration Statement (Form S-1) filed with the Securities and Exchange Commission on January 30, 2014 for the registration of its shares of common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 30, 2014